From Encision Inc.: New Medicare Penalties to Include Laparoscopic Complications

BOULDER, Colo., Aug. 14, 2013 /PRNewswire/ -- Encision Inc. (ECIA:PK). According to the Centers for Medicare and Medicaid Services ("CMS"), hospitals must now focus on reducing laparoscopic surgical complications, including lacerations and accidental punctures, or face penalties. Half of all unintended punctures and lacerations during laparoscopic monopolar surgery are caused by stray electrosurgical energy and half are caused by mechanical perforation. Stray energy burns alone have accounted for more than 16,500 preventable patient complications and 4,000 preventable patient deaths over a ten year period in the U.S. alone.[1]

CMS issued its final ruling on August 2, 2013. The ruling is aimed at reducing selected complications that are high cost, high frequency and preventable. The program referred to as the Hospital-Acquired Condition ("HAC") Reduction Program, identifies occurrences of complications at hospitals and forms the basis for comparing complication rates. Under the new rule, CMS will penalize 1% of all Medicare Inpatient Prospective Payment System revenue for hospitals performing in the worst-performing quartile for these new HAC quality measures, beginning October 1, 2014.

As additional evidence that laparoscopic complications are facing more scrutiny, the National Quality Forum ("NQF") has recently highlighted errant electrosurgical energy in its definition of accidental lacerations and punctures as it relates to the new Medicare HAC reduction program.

"We applaud both CMS' and NQF's efforts to recognize laparoscopic complications as a major issue," said Fred Perner, Encision's President and CEO. "Consistent with the goal to reduce preventable laparoscopic complications, Encision's AEM® technology eliminates one of the significant contributors to complications, stray monopolar energy. We are proud to contribute to the collective objective of enhancing patient safety by improving the quality and safety of laparoscopic surgery."

About Encision

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of laparoscopic surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Technology, the only commercially available products that eliminate stray energy burns to patients during laparoscopic monopolar surgery. For more information, visit our website at www.encision.com

[1] References available upon request.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2013 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com